UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

MYERS INDUSTRIES, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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April 16, 2015

Dear Fellow Shareholder:

The Myers Industries Board of Directors has nominated nine strong, highly qualified candidates for election to the Board. They bring extensive expertise in areas that are critical to the successful execution of the strategy of the business, including polymer manufacturing, industrial operations, finance and accounting, sales and marketing, distribution, strategic planning, compensation, and mergers and acquisitions. Under their leadership, the Board has returned $135.5 million to shareholders in the last four years. In addition, the Board has delivered 119% TSR over the past 5 years.

We strongly urge all shareholders to vote in favor of your Board’s nominees for election at the upcoming Annual Meeting of Shareholders, to be held on April 24, 2015. Please vote TODAY by telephone, via the internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. We urge you to discard any Blue proxy card you may receive from GAMCO Asset Management Inc. (“GAMCO”), which is seeking to replace three members of your Board with its own representatives.

Your Board and management have been executing the Company’s strategic plan to focus on two business segments with higher future growth and margin potential. This transformation has been executed over the last 18 months and the Board believes our shareholders support this strategy.

GAMCO does not question the Company’s strategy. Instead, GAMCO prepared and published a presentation that contains many inaccuracies and unfounded statements and is based on mistaken assumptions and a simple failure to understand the business. All that GAMCO’s presentation demonstrates is the fact that adding GAMCO’s financial engineers to your Board is not in shareholders’ best interests.

Examples of the gross inaccuracies and misstatements in the GAMCO presentation are:

1. SAS Due Diligence – GAMCO’s assertion that there was a failure to conduct thorough due diligence is WRONG. SAS was itself unaware of the existence of the license and never disclosed it to Myers. In fact, SAS joined Myers as a Plaintiff in the infringement suit against Orbis because SAS was not at the time aware of the pre-existing license. This speaks more to SAS’s failed disclosure and is the reason Myers is currently prosecuting a breach of contract and fraud suit against SAS.

Contrary to GAMCO’s assertions, Myers has not taken a loss for the judgment. It has appropriately set up a reserve while the judgment is being appealed. No payment on the judgment has been made by Myers.

GAMCO simply does not understand the underlying facts of this matter and cannot make any coherent argument that Myers did not perform adequate due diligence.

2. Brazil Accounting Challenge – Like many other companies with investments in Brazil, Myers experienced difficulty with its accounting personnel and fully and properly disclosed the situation and the results in its Form NT 10-K filed with the SEC on March 16, 2015 and in its press release dated March 31, 2015. Contrary to GAMCO’s assertion, the Company disclosed that bonuses paid to Myers’ executives for 2014 were reduced to reflect the adjustments required as a result of the Brazil accounting issues. (Myers Investor Presentation, April 2015 and Shareholder letter dated April 14, 2015).

This is another instance where GAMCO does not have the facts correct.

3. Scepter Acquisition – GAMCO states that the Scepter acquisition will not generate material synergies. Myers disclosed that $2 million of cost synergies would be achieved, representing 8.5% of TTM EBITDA. The Company considers that to be material. In addition, Myers disclosed additional cross-selling synergies which were not quantified and publicly disclosed for competitive reasons. Myers believes that the Scepter acquisition will deliver substantial value to shareholders; GAMCO’s criticism of this acquisition based on just a few months of ownership by the Company is both short-sighted and unfounded.

This is another GAMCO overstatement that is without basis.

4. Scepter resulted in over-leverage – GAMCO’s statement that the Scepter acquisition levered the Company’s balance sheet to 3.7X EBITDA is WRONG.

Facts:

Myers debt covenants permit leverage up to 3.25X EBITDA and the Company has been in full compliance with those covenants and all other debt covenants at all times.

Myers leverage at the end of Q3 2014 was 2.83X (Myers Form 10Q, p. 28).

Myers leverage at the end of 2014 was 2.78X (Myers Form 10K, p. 64).

5. Sale of Lawn and Garden – Our Board was advised by experienced, independent financial advisors in conducting the sale of the Lawn and Garden business. The terms of that sale are commercially reasonable and the valuation is reflective of the poor performance of the Lawn and Garden business. The sale of this business was unanimously approved by our Board (including GAMCO’s previous representative) and is widely supported by our investors (Myers Investor Presentation, April 2015).

6. Ancient History – There are a number of dated transactions and stale information cited in GAMCO’s presentation, none of which have been raised as specific concerns in the last several years of GAMCO’s proxy contests. One that is worth pointing out relates to the terminated sale of the Company to Goldman Sachs Capital Partners. GAMCO voted against this transaction and now complains that it did not close. Although the sale was terminated for reasons beyond the Company’s control, Myers received a $35 million break-up fee (3.5% of the purchase price)

without any costly litigation and paid a $0.28 per share special dividend in 2008 to our shareholders from those proceeds (Myers 2009 Form 10K, p. 41).

7. Pay for Performance – GAMCO’s statement that management’s pay rose in 2014 despite poor operating performance is WRONG again.

Our CEO’s total compensation was reduced 14% in 2014, from $4.3 million to $3.7 million (Myers 2015 Proxy, p. 27).

Our CFO’s total compensation was reduced 21% in 2014, from $1.1 million to $0.858 million (Myers 2015 Proxy, p. 27).

8. Cumulative Total Return – Our five year cumulative total return is greater than both the S&P 500 and the S&P 600 (Myers 2014 Form 10K, p. 24).

We urge you to support your Board’s nominees. We strongly urge all shareholders vote FOR all the nominees listed in Proposal 1, FOR Proposals 2-4, and AGAINST Proposal 5 by using the WHITE proxy card to vote. Please do not vote using any Blue proxy card you may receive from GAMCO, as doing so will revoke any prior vote you submitted. We urge you to simply discard any Blue proxy card you may receive.

Your vote is important, no matter how many or how few shares you own. Please take the time to vote your shares TODAY—by telephone, via the Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Very truly yours,

John C. Orr President and Chief Executive Officer	Richard P. Johnston Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT!

Remember, you can vote your shares by telephone or via the Internet.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-888-750-5834.

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